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Daniel Gamba NYSE Post on 12/4

Post Link: https://www.linkedin.com/posts/daniel-gamba-cfa-596176_theres-nothing-quite-like-the-energy-of-activity-7402349726719025153-30Md?utm_source=share&utm_medium=member_desktop&rcm=ACoAABhpblUBX8nikbHmjJXCuQEIIn79a07nBlI

Post: There's nothing quite like the energy of the @NYSE — the history on those walls and the momentum you feel the moment you step onto the floor. This morning was no exception.

I joined @Jenny Johnson, @Lynn Martin and colleagues across Franklin Templeton to mark two important milestones:

✅ The debut of our Franklin Solana ETF (SOEZ)

✅ The continued growth of our active muni bond ETF lineup

These launches showcase the breadth of innovation happening across our ETF platform — from digital asset strategies to modern municipal solutions. And with today's bell ringing, we also celebrated surpassing $50 billion in ETF AUM — an achievement powered by the passion and expertise of our teams worldwide.

I'm grateful for the collaboration that brought us here and energized for what's next.

Photo Credit: New York Stock Exchange

$SOEZ Website: bit.ly/4rAxqWQ

To learn more view prospectus: bit.ly/48BklnP

Screenshot



Daniel Gamba, CFA in • 1st

Global investment leader | Co-President & Chief Commercial Officer, Franklin ...

13m •

There's nothing quite like the energy of the NYSE — the history on those walls and the momentum you feel the moment you step onto the floor. This morning was no exception.

I joined Jenny Johnson, Lynn Martin and colleagues across Franklin Templeton to mark two important milestones:

✅ The debut of our Franklin Solana ETF (SOEZ)
✅ The continued growth of our active muni bond ETF lineup

These launches showcase the breadth of innovation happening across our ETF platform — from digital asset strategies to modern municipal solutions. And with today's bell ringing, we also celebrated surpassing $50 billion in ETF AUM — an achievement powered by the passion and expertise of our teams worldwide.

I'm grateful for the collaboration that brought us here and energized for what's next.

Photo Credit: New York Stock Exchange

$SOEZ Website: bit.ly/4rAxqWQ

To learn more view prospectus: bit.ly/48BklnP


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